FOR IMMEDIATE RELEASE

Media Contact:	Investor Contact:
Mary Ellen Keating	Joseph J. Lombardi
Senior Vice President	Chief Financial Officer
Corporate Communications	Barnes & Noble, Inc.
Barnes & Noble, Inc.	(212) 633-3215
(212) 633-3323

Barnes & Noble Announces New $400 Million

Share Repurchase Program

New York, NY (May 15, 2007)—Barnes & Noble, Inc. (NYSE: BKS), the world’s largest bookseller, today announced that its Board of Directors has authorized a new share repurchase program of up to $400 million of its common shares. Share repurchases under this program may be made through open market and privately negotiated transactions from time to time and in such amounts as management deems appropriate. This new share repurchase program is in addition to the $200 million share repurchase program announced on September 16, 2005, of which approximately $27 million remains available.

ABOUT BARNES & NOBLE, INC.

Barnes & Noble, Inc. (NYSE: BKS), the world’s largest bookseller and a Fortune 500 company, operates 793 bookstores in 50 states. For the fifth year in a row, the company is the nation’s top retail brand for quality, according to the EquiTrend® Brand Study by Harris Interactive®. Barnes & Noble conducts its online business through Barnes & Noble.com (www.bn.com), one of the Web’s largest e-commerce sites and the number one online bookseller for quality among e-commerce companies, according to the latest EquiTrend survey.

General information on Barnes & Noble, Inc. can be obtained via the Internet by visiting the company’s corporate Web site: www.barnesandnobleinc.com.

Barnes & Noble, Inc.	Page 2

May 15, 2007

SAFE HARBOR

This press release contains “forward-looking statements.” Barnes & Noble is including this statement for the express purpose of availing itself of the protections of the safe harbor provided by the Private Securities Litigation Reform Act of 1995 with respect to all such forward-looking statements. These forward-looking statements are based on currently available information and represent the beliefs of the management of the company. These statements are subject to risks and uncertainties that could cause actual results to differ materially. These risks include, but are not limited to, the results of the internal review of the company’s stock option practices and the related inquiries by the Securities and Exchange Commission and the U.S. Department of Justice and related stockholder derivative lawsuits, general economic and market conditions, decreased consumer demand for the company’s products, possible disruptions in the company’s computer or telephone systems, possible work stoppages or increases in labor costs, possible increases in shipping rates or interruptions in shipping service, effects of competition, possible disruptions or delays in the opening of new stores or the inability to obtain suitable sites for new stores, higher than anticipated store closing or relocation costs, higher interest rates, the performance of the company’s online and other initiatives, the successful integration of acquired businesses, unanticipated increases in merchandise or occupancy costs, unanticipated adverse litigation results or effects, product shortages, and other factors which may be outside of the company’s control. Please refer to the company’s annual, quarterly and periodic reports on file with the SEC for a more detailed discussion of these and other risks that could cause results to differ materially.

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